                                                                 EXHIBIT (a)(7)


               AIMCO PROPERTIES HAS INCREASED ITS PRICE TO $555,
             WHICH IS THE HIGHEST PRICE CURRENTLY BEING OFFERED TO
               PURCHASE UNITS OF LIMITED PARTNERSHIP INTEREST OF
                      CENTURY PROPERTIES GROWTH FUND XXII

                             AIMCO PROPERTIES, L.P.
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222

                                October 25, 1999

         HIGHEST PRICE: AIMCO PROPERTIES, L.P. has increased its offer price to purchase any and all units of limited partnership interest (the "Units") in Century Properties Growth Fund XXII (the "Partnership") to $555, net to the seller in cash. Our price is HIGHER than the price currently being offered by ERP Operating Limited Partnership ("ERP"). IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. Limited Partners who have already tendered their Units to AIMCO will automatically receive the benefit of the increased purchase price and need not take any further action.

         QUICKEST PAYMENT: Our offer will expire promptly at 5:00 p.m., New York City time, on November 9, 1999 (unless further extended by us). YOU WILL STILL BE ABLE TO RECEIVE OUR HIGHER PRICE EARLIER THAN ERP IS PERMITTED TO BUY UNDER ITS OFFER.

         FAST, COMMISSION-FREE SALE: Our offer provides you with the opportunity to sell your units without the commission costs (generally, up to 10% of the sales price, subject to a $150-$200 minimum commission per trade) paid by the seller in typical secondary market sales. With secondary market matching services, the process to sell units will not even begin until an interested buyer can be found, which cannot be assured and can take days, weeks or even months.

         The general partner of the Partnership is our affiliate. The Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to any offer. However, the general partner noted that our offer is at the highest price of any current offers. If you wish to sell your units for cash, you should do so at the highest price. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE, THE SUPPLEMENTS THERETO AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         You should be aware, however, that, as with any rational investment decision, we are making our offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our offer, and no representation is made by us or any of our affiliates as to such fairness.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.

                                                     Very truly yours,


                                                     AIMCO PROPERTIES, L.P.





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